Exhibit 99.1

O-I APPOINTS JAY L. GELDMACHER TO BOARD OF DIRECTORS

PERRYSBURG, Ohio (April 23, 2009) – Owens-Illinois, Inc., (NYSE: OI) today announced that Jay L. Geldmacher has been appointed to serve on the company’s board of directors effective immediately. He also will serve as a member of the audit committee.

Mr. Geldmacher is executive vice president of Emerson Electric Company, and serves as president of Emerson Network Power’s Embedded Computing and Power Group. Prior to joining Emerson in 1996, he was executive vice president of Knowles Electronics. Mr. Geldmacher brings extensive operations, sales and marketing experience, particularly in the Asian region, to the O-I board.

“Jay will be a great addition to the board as we focus on strategic and profitable expansion in fast-growing regions,” said Al Stroucken, O-I chairman and CEO. “We welcome him to the board and look forward to the perspectives he’ll bring.”

Mr. Geldmacher currently serves on the advisory boards for the graduate and undergraduate programs of the University of Arizona’s Eller College of Management. He holds a bachelor’s degree in marketing from the University of Arizona and an MBA from the University of Chicago.

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About O-I

Millions of times a day, O-I glass containers deliver many of the world’s best-known consumer products to people all around the world. With the leading position in Europe, North America, Asia Pacific and Latin America, O-I manufactures consumer-preferred, 100 percent recyclable glass containers that enable superior taste, purity, visual appeal and value benefits for our customers’ products. Established in 1903, the company employs more than 23,000 people with 80 manufacturing facilities in 22 countries. In 2008, net sales were $7.9 billion. For more information, visit http://www.o-i.com.